Exhibit 15.6

EXECUTION VERSION

Indosat Finance Company B.V.

(as Issuer)

and

PT Indosat Tbk

and

Indosat International Finance Company B.V.

(as Guarantors)

and

The Bank of New York

(as Trustee)

US$300,000,000 7.75% Guaranteed Notes Due 2010

THIRD SUPPLEMENTAL INDENTURE

Dated as of January 25, 2006

This THIRD SUPPLEMENTAL INDENTURE, dated as of January 25, 2006, by and among Indosat Finance Company B.V., a private company with limited liability organized under the laws of the Netherlands (the “Issuer”), PT Indosat Tbk, a corporation organized under the laws of the Republic of Indonesia (“Indosat”), Indosat International Finance Company B.V., a private company with limited liability organized under the laws of the Netherlands (“Indosat International” and, together with Indosat, the “Guarantors”) and The Bank of New York, a New York banking corporation (the “Trustee”), as trustee. Capitalized terms used herein without definition have the meanings assigned to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Issuer, Indosat (previously known as PT Indonesian Satellite Corporation Tbk and the successor entity to each of PT Satelit Palapa Indonesia and PT Indosat MultiMedia Mobile, as original guarantors), Indosat International and the Trustee are parties to the indenture, dated as of November 5, 2003 (the “Indenture”), as amended by the First Supplemental Indenture (as defined below) and the Second Supplemental Indenture (as defined below), regarding US$300,000,000 in aggregate principal amount of 7.75% Guaranteed Notes Due 2010 (the “Notes”) of the Issuer and guaranteed by the Guarantors;

WHEREAS, the Issuer, Indosat and the Trustee are parties to a first supplemental indenture (the “First Supplemental Indenture”), dated as of May 18, 2005, to amend and restate subparagraph (1) of the last paragraph immediately following subsection (h) of the definition of “Debt” contained in Section 1.01 of the Indenture to correct an inaccurate cross-reference;

WHEREAS, the Issuer, the Guarantors and the Trustee are parties to a second supplemental indenture (the “Second Supplemental Indenture”), dated as of June 22, 2005, to add Indosat International as a Guarantor under the Indenture in connection with Indosat International’s issuance of US$250,000,000 7.125% Guaranteed Notes Due 2012 pursuant to an indenture dated June 22, 2005 (the “2012 Indenture”);

WHEREAS, Section 9.02 of the Indenture permits the Issuer and the Trustee to amend the Indenture as set forth herein with the written consent of the holders of the Notes of at least a majority in aggregate principal amount of the Notes then outstanding; and

WHEREAS, the Issuer and the Guarantors hereby desire to amend the Indenture as herein provided;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE ONE

AMENDMENTS TO THE INDENTURE

SECTION 1.01. Effectiveness of the Amendments.

The parties hereby agree to amend the terms of the Indenture as set forth in Exhibit A attached hereto and to adopt the amended and restated indenture reflecting such amendments attached hereto as Exhibit B.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01. Effect.

This Third Supplemental Indenture shall become binding upon execution and delivery by the Issuer, the Guarantors and the Trustee and shall become effective as of the date first written above. The provisions set forth in this Third Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein and from the date of the Indenture; and every holder of a Note heretofore or hereafter authenticated and delivered thereunder shall be bound hereto. All references in the Indenture or any other agreement, document or instrument delivered in connection with or pursuant to the Indenture shall be deemed to refer to the Indenture as amended by this Third Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

SECTION 2.02. Governing Law.

This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.03. Trust Indenture Act Controls.

If any provision of this Third Supplemental Indenture or the Indenture, as supplemented by this Third Supplemental Indenture, limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in the Indenture by the Trust Indenture Act, the required provision shall control.

SECTION 2.04. Multiple Originals; Counterparts.

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts together represent the same agreement.

SECTION 2.05. Effect of Headings.

The heading of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

INDOSAT FINANCE COMPANY B.V.,
as Issuer

Name:	Komalaningsih
Title:	Managing Director

PT INDOSAT TBK, as Guarantor

Name:	Hasnul Suhaimi
Title:	President Director

INDOSAT INTERNATIONAL FINANCE COMPANY B.V., as Guarantor

Name:	Atje Muhammad Darjan
Title:	Managing Director

THE BANK OF NEW YORK, as Trustee

Name:
Title:

INDOSAT FINANCE COMPANY B.V.

(THIRD SUPPLEMENTAL INDENTURE)

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